Exhibit 99.4

Occidental Petroleum Corporation

CalSTRS/Relational Investors

Term Sheet

Succession Planning

•                  The OPC Board shall elect Steve Chazen as CEO, and shall concurrently elect Ray Irani as Executive Chairman, during 2011.

•                  Ray Irani shall continue as Executive Chairman at the discretion of the Board, but no longer than the date of his retirement from the Board on December 31, 2014.

Compensation

•                  The OPC Board shall reduce targeted and maximum compensation awards of the CEO to levels commensurate with peer group CEO’s.

•                  Executive Chairman compensation shall be commensurate with comparable positions taking into account responsibilities and value added, but in no event shall exceed CEO compensation through the term.

•                  The OPC Board shall continue the current policy of having the substantial majority of executive pay be performance based (e.g. TSR and/or ROE/C metrics).

•                  The OPC Board shall clearly explain how and why it sets specific compensation targets.

Governance

•                  Effective beginning at the May 2015 Annual Meeting, the OPC Board shall enforce the mandatory retirement age policy to require that no person 75 or older shall be nominated as a director.

•                  Henceforth, waivers of the age 75 age limit shall be granted only to Wally Weisman (through 2011) and Ray Irani (through 2014).

•                  The OPC Board shall adopt majority voting in elections of directors; but any incumbent director who fails to receive a majority vote may serve until October 31st of the year of such election (to allow the Board time to find a replacement director).

•                  The OPC Board shall eliminate the Executive Committee, so that this function shall become the responsibility of the full Board.

•                  The shareholders of the Company shall be given an opportunity at the May 2014 Annual Meeting to vote for or against a bylaw amendment splitting the CEO/Chairman role.  The company will take a neutral or positive position on the issue.

Board Representation

•                  The OPC Board shall elect one unaffiliated nominee of CalSTRS/RI to the Board effective no later than 12/31/10. The Corporate Governance Committee will interview the candidate prior to their election.  The nominee shall serve as a member of the Corporate Governance Committee or the Compensation Committee through at least the 2014 Annual Meeting.

Other

•                  None of the parties to this agreement shall make any public or press comments regarding these matters until the earlier of either a signed resolution among CalSTRS/RI and OXY or October 31, 2010.

•                  Any significant investor shall be given the opportunity to meet with the Lead Independent Director, the Chairman of the Corporate Governance Committee or the Chairman of the Compensation Committee each year through 2013.

•                  CalSTRS/RI shall vote all shares held by them and otherwise allied with them for all Board candidates and Board supported proposals for the 2011 Annual Meeting.  In addition, CalSTRS/RI shall vote in support of all Board recommendations regarding any shareholder proposal related to subject matter directly or indirectly addressed in this agreement for the 2011 Annual Meeting.